UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 24, 2010
MARINEMAX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14173	59-3496957

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
18167 U.S. Highway 19 North, Suite 300
Clearwater, Florida 33764

(Address of Principal Executive Office) (Zip Code)
Registrant’s telephone number, including area code: (727) 531-1700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On June 24, 2010, MarineMax, Inc. and its subsidiaries (collectively, the “Company”) entered into an Inventory Financing Agreement (the “Credit Facility”) with GE Commercial Distribution Finance Company (“GECDF”). The Credit Facility provides a floor plan financing commitment of $100 million and allows the Company to request a $50 million increase to this commitment under an accordion feature. The Credit Facility matures on June 24, 2013 and is subject to extension for two one-year periods, subject to GECDF approval.
     The Credit Facility replaces the Company’s prior $180 million credit facility among the Company and its subsidiaries, as borrowers, and KeyBank National Association; Bank of America, N.A.; GE Commercial Distribution Finance Corporation; Wachovia Bank, National Association; Wells Fargo Bank, N.A.; U.S. Bank National Association; Branch Banking & Trust Company; and Bank of the West, as lenders (the “Prior Credit Facility”).
     The interest rate for amounts outstanding under the Credit Facility is 378 basis points above the one month London Inter-Bank Offering Rate. There is an unused line fee of ten basis points on the unused portion of the line.
     The initial advance under the Credit Facility will be used to pay off the Prior Credit Facility. Subsequent advances will be initiated by the acquisition of eligible new and used inventory or will be re-advances against eligible new and used inventory that has been partially paid-off. Advances on new inventory will mature 1,081 days from the original invoice date. Advances on used inventory will mature 361 days from the date the Company acquires the used inventory. Each advance is subject to a curtailment schedule, which requires that the Company pay down the balance of each advance on a periodic basis starting after six months. The curtailment schedule varies based on the type of inventory and the value of the inventory.
     The collateral for the Credit Facility is all of the Company’s personal property with certain limited exceptions. None of the Company’s real estate has been pledged for collateral for the Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2010	MARINEMAX, INC.
	By:	/s/ Kurt M. Frahn
Kurt M. Frahn
Vice President of Finance and Treasurer